PRESS RELEASE

Industrial Services of America, Inc. Reports Fourth Quarter and Year-end Results

-- Annual net income of $2,188,579

-- Annual EPS of $0.61 per diluted share

-- Fourth quarter net income of $729,728

-- Fourth quarter EPS of $0.20 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced audited financial results for the fourth quarter and year ending December 31, 2006.  A complete report is available in the Company's Form 10-K, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Highlights:

-- Total revenues for the year of 2006 were $62.1 million compared with total revenues for the year of 2005 of $117.4 million.

-- Income before income taxes for the year of 2006 was $3,514,508 compared to $1,842,030 for the year of 2005.

-- Net income for the year of 2006 was $2,188,579 (basic and diluted earnings of 61 cents per share) compared with net income of $1,101,597 (basic and diluted earnings of 31 cents per share) for the year of 2005.

-- EBITDA for the year of 2006 was $5,473,135 compared with EBITDA of $3,625,714 for the year of 2005.

-- Total revenues for the fourth quarter of 2006 were $14.6 million compared with total revenues for the fourth quarter of 2005 of $19.7 million.

-- Income before income taxes for the fourth quarter of 2006 was $1,319,689 compared to $698,593 for the fourth quarter of 2005.

-- Net income for the fourth quarter of 2006 was $729,728 (basic and diluted earnings of 20 cents per share) compared with net income of $415,536 (basic and diluted earnings of 12 cents per share) for the fourth quarter of 2005.

-- EBITDA for the fourth quarter of 2006 was $1,838,888 compared with EBITDA of $1,138,091 for the fourth quarter of 2005.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the year of 2006, we are pleased to announce that we have now recorded fifteen consecutive profitable quarters.  This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions.  Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders.

Net income increased $1,086,982 or 99% to $2,188,579 for the year of 2006 compared to $1,101,597 in 2005.  Net income increased $314,192 or 76% to $729,728 for the fourth quarter of 2006 compared to $415,536 for the same period in 2005.  Commodity markets have improved and our outlook for the industry for the first quarter of 2007 remains positive.

Our ISA Recycling segment continues to flourish as recycling revenues increased 50% for the year of 2006 compared to the year of 2005.  Operating levels and shipments for 2006 were up 19% compared to 2005.

A reduction of cost of goods sold within the Management services division of $1,272,241 was recorded in 2006.  Additional information is available in the Company's Form 10-K, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide.  Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		YEAR ENDED

	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Revenue from services	$ 3,578,595	$ 11,690,829	$ 15,387,241	$ 84,451,367
Revenue from product sales	10,985,564	8,036,924	46,694,807	32,930,492

Total revenue	14,564,159	19,727,753	62,082,048	117,381,859

Cost of goods sold for services	2,947,508	10,776,651	13,984,314	80,600,770
Cost of goods sold for product sales	9,705,173	6,884,677	40,284,368	29,175,791
Reduction of cost of goods sold	(822,241)	-	(1,272,241)	-

Total cost of goods sold	11,830,440	17,661,328	52,996,441	109,776,561

Selling, general and administrative expenses	1,465,456	1,434,397	5,609,959	5,816,605

Income before other income (expense)	1,268,263	632,028	3,475,648	1,788,693

Other income (expense)
Interest expense	(76,267)	(4,210)	(212,722)	(74,016)
Interest income	92,793	50,859	195,662	126,578
Gain/(loss) on sale of assets	13,619	19,339	22,990	(2,649)
Other income, net	21,281	577	32,930	3,424
	51,426	66,565	38,860	53,337

Income before income taxes	1,319,689	698,593	3,514,508	1,842,030

Provision for income taxes	589,961	283,057	1,325,929	740,433

Net income	$ 729,728	$ 415,536	$ 2,188,579	$ 1,101,597

Basic earnings per share	$ 0.20	$ 0.12	$ 0.61	$ 0.31

Diluted earnings per share	$ 0.20	$ 0.12	$ 0.61	$ 0.31

Weighted average shares outstanding:
Basic:	3,640,899	3,571,734	3,602,872	3,575,202

Diluted	3,640,899	3,585,727	3.613,090	3,593,810

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three months ending Dec. 31,		Year ending Dec. 31,
	2006	2005	2006	2005
Net Income	729,728	415,536	2,188,579	1,101,597
Interest expense	76,267	4,210	212,722	74,016
Income taxes	589,961	283,057	1,325,929	740,433
Depreciation	442,932	435,288	1,745,905	1,709,668
Amortization	-	-	-	-
EBITDA (1)	1,838,888	1,138,091	5,473,135	3,625,714

(1)       EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance  exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/